EXHIBIT 3.1

AMENDMENT TO BY-LAWS

RESOLUTION ADOPTED BY THE BUSH INDUSTRIES, INC.

BOARD OF DIRECTORS ON APRIL 4, 2003

RESOLVED, that effective as of May 15, 2003, Article III, Section 1 of the By-Laws of the Corporation is hereby amended to provide that the number of Directors that shall constitute the entire Board of Directors of Bush Industries, Inc. shall be set at nine (9).